EXHIBIT 19.1

PennyMac Mortgage Investment Trust - Policy Against Insider Trading

Background:

Federal and state securities laws prohibit trading in securities while in possession of material, nonpublic information regarding the issuer of such securities. Passing on that information to others who then trade in those securities is also prohibited. Insider trading violations are pursued vigorously by the Securities and Exchange Commission (the “SEC”) and other enforcement authorities against individuals who trade, or who tip inside information to others who trade, as well against any company who fails to take reasonable steps to prevent insider trading. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. In addition, such violations impair investor confidence in the issuer and damage its reputation and business relationships.

Purpose:

In the normal course of business, trustees, officers, employees and agents of PennyMac Mortgage Investment Trust (the “Trust”), officers and employees of PNMAC Capital Management, LLC (the “Manager”), the external manager of the Trust pursuant to a management agreement by and among the Trust, PennyMac Operating Partnership, L.P. (the “Operating Partnership”) and the Manager, and PennyMac Loan Services, LLC (the “Servicer”), the loan servicer of the Trust pursuant to a loan servicing agreement by and between the Operating Partnership and the Servicer (each an “Associated Person”), may come into possession of significant, sensitive information. The purpose of this Policy Against Insider Trading (the “Policy”) is to alert you to your legal responsibilities in this area and to make clear that the misuse of sensitive information is contrary to Trust policy.

Scope:

This Policy applies to all Covered Persons (as defined below), regardless of rank or title. This Policy applies to all transactions in the securities of the Trust, including common shares, preferred shares, restricted share units, derivative securities relating to the securities of the Trust, whether or not issued by the Trust, and any other debt or equity securities the Trust may issue from time to time.

Objectives:

The Board of Trustees of the Trust has adopted this Policy to promote compliance with federal and state securities laws, to help Trust personnel avoid the severe consequences associated with violations of the insider trading laws and to preserve the reputation of the Trust in the investment and business communities. This Policy is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Trust (not just so-called insiders). In addition to any civil or criminal penalties that may be imposed on officers and employees as a result of insider trading, violations of this Policy will result in disciplinary action up to and including termination of employment or other association with the Trust in accordance with certain disciplinary guidelines as may be approved by the Trust from time to time.

Policy Statement:

It is the policy of the Trust that no Associated Person, immediate family member of the Associated Person, or other family members who share the same household as the Associated Person (each such individual referred to herein as a “Covered Person”), who has material, nonpublic information relating to the Trust or PennyMac Financial Services, Inc. (“PFSI”), the parent company of the Manager and the Servicer, may buy or sell securities of the Trust or PFSI, as applicable, or engage in any other action to take advantage of, or pass on to others (whether orally or in writing, including electronically), that

EXHIBIT 19.1

PennyMac Mortgage Investment Trust - Policy Against Insider Trading

information. In addition, any individuals who in the course of working for the Company learns of material, nonpublic information about a company with which the Company does business, such as the Company’s vendors, customers and suppliers, or that is involved in a potential transaction with the Company, may not engage in transactions in those companies’ securities until the information becomes public or is no longer material.

A.
What is “material” information?

“Material” information is information relating to a company, its business operations or securities, which, if publicly disseminated, would likely affect the market price of its securities or which would likely be considered important by a reasonable investor in determining whether to buy, sell or hold such securities. Either positive or negative information may be material.

It is important to keep in mind that material information need not be definitive information; information that something is likely to happen, or simply that it may happen, can be considered material. For example, if you learned that the Trust was in merger negotiations, even though the deal had not yet been agreed to, you would probably be in possession of material information. Keep in mind also that the SEC and courts in certain jurisdictions take the view that the mere fact that you are aware of the information is enough to bar you from trading; it is no excuse that your reasons for trading were not based on that information.

While it is impossible to list all types of information that might be deemed material, information dealing with the following topics is often considered material:

•
Projections of future earnings or losses or unannounced earnings or losses;
•
Changes in current distribution policies, the declaration of a share split or the offering of additional securities;
•
Significant new projects or contracts;
•
Significant cybersecurity risks and incidents. Insider trading restrictions may also be imposed for the period of time during the company is investigating the underlying facts, ramifications and materiality of any such cybersecurity risk or incident;
•
Business strategies;
•
A pending or proposed merger, acquisition or similar transaction;
•
Sales of substantial assets;
•
The expansion or curtailment of operations, including gain or loss of business;
•
Significant write-downs of assets or additions to reserves for bad debts or contingent liabilities;
•
Liquidity problems or the decision to borrow money;
•
Any significant shifts in financial circumstances;
•
The possibility of a recapitalization or other reorganization;
•
Changes in key members of corporate management; and
•
Significant litigation or investigations by government bodies.

The above list is only illustrative; many other types of information may be considered “material,” depending on the circumstances. The materiality of any such information is subject to reassessment on a

EXHIBIT 19.1

PennyMac Mortgage Investment Trust - Policy Against Insider Trading

regular basis. Whenever you are in doubt as to the materiality of information known to you, please consult the Chief Legal Officer of the Trust (the “CLO”), or the CLO’s designee.

B.
When is information considered nonpublic?

Information is nonpublic if it has not been disclosed generally to the investing public. Information is “public” only after it is released by the Trust through normal media outlets or filed with the SEC or an exchange or market upon which the securities of the Trust are listed and there is adequate time (generally 24 hours) for it to be circulated and absorbed by investors and the marketplace. You must not buy or sell securities of the Trust (or any other company about which you obtain material information during the course of your employment or association with the Trust) until at least 24 hours after public disclosure of the material information has been made. If you are not certain whether you have material, nonpublic information, do not make any trades until after you have consulted with the CLO, or the CLO’s designee.

C.
Additional Prohibited Transactions for All Covered Persons.

The Trust considers it improper and inappropriate for any Covered Person to engage in speculative transactions in securities of the Trust or PFSI. It therefore is the policy of the Trust that Covered Persons may not engage in any of the following additional transactions:

(i)
Short-term trading. All Covered Persons are prohibited from engaging in both a purchase and sale of any Trust securities within any six-month period. However, a sale of Trust securities that is executed by a Covered Person other than a Section 16 Reporting Person (as defined below) pursuant to a “sale to cover” or other tax withholding method implemented by the Trust or a Rule 10b5-1 trading plan approved by the Trust in order to pay all or a portion of the taxes then due upon the full or partial vesting of an Award (as such term is defined in the PennyMac Mortgage Investment Trust 2009 Equity Incentive Plan and the PennyMac Mortgage Investment Trust 2019 Equity Incentive Plan (the “Plans”)) shall not be deemed to be a sale for purposes of this short-term trading prohibition.
(ii)
Short sales. Short sales of securities of the Trust or PFSI evidence an expectation on the part of the seller that the securities will decline in value and therefore signal to the market that the seller has no confidence in the Trust or PFSI or the short-term prospects of either company. In addition, short sales may reduce the seller’s incentive to improve the Trust’s or PFSI’s performance. For these reasons, short sales of securities of the Trust or PFSI are prohibited.
(iii)
Publicly-traded options. A transaction in the Trust or PFSI options is, in effect, a bet on the short-term movement of the Trust or PFSI securities. Buying or selling put or call options, like short sales, create a conflict of interest and are strictly prohibited other than options that may be granted pursuant to an equity incentive plan.
(iv)
Trading on margin. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the

EXHIBIT 19.1

PennyMac Mortgage Investment Trust - Policy Against Insider Trading

lender in foreclosure if you default on the loan. Because a margin sale or foreclosure sale may occur at a time when a person is aware of material, nonpublic information or otherwise is not permitted to trade in the Trust or PFSI securities, Covered Persons may not hold securities of the Trust or PFSI in a margin account or pledge securities of the Trust or PFSI as collateral for a loan.
(v)
Hedging transactions. Hedging or monetization transactions allow an investor to receive a cash amount similar to proceeds of disposition, and to transfer part or all of the economic risk and/or return associated with securities of an issuer, without formally transferring the legal and beneficial ownership of such securities. These transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts (i.e., contracts that allow an investor to receive an up-front payment in exchange for delivery of a variable amount of shares or cash in the future), equity swaps, or zero cost dollar contracts (i.e., contracts that allow an investor to lock in much of the value of his or her security holdings, often in exchange for all or part of the potential for upside appreciation in the securities). Such hedging transactions may permit a Covered Person to continue to own the securities, but without the full risks and rewards of ownership. Accordingly, Covered Persons are prohibited from entering into any hedging or monetization transactions involving the Trust or PFSI securities.
D.
Additional Requirements for Section 16 Reporting Persons. The following requirements apply to trustees and executive officers of the Trust who are subject to the reporting and “short-swing profit” liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the underlying rules and regulations promulgated by the SEC (each, a “Section 16 Reporting Person”).
(i)
Short-Swing Profit Liability. Section 16 Reporting Persons are subject to the “short-swing profit” liability provisions of Section 16 of the Exchange Act and will be required to return to the Trust any and all profits realized from a “matching” purchase and sale or “matching” sale and purchase of the Trust’s securities within any six-month period.
(ii)
SEC Reporting Obligations. Section 16 Reporting Persons are required to file certain forms with the SEC pursuant to Section 16(a) of the Exchange Act (Forms 3, 4 and 5) and pursuant to Rule 144 of the Securities Act of 1933, as amended. Each Section 16 Reporting Person who trades in the Trust’s securities is required to file a Form 4 with the SEC to report each such trade within two business days following the trade date. The Office of the CLO will facilitate all such filings upon receipt of the necessary information from the Section 16 Reporting Person. The Section 16 Reporting Person should make reasonable efforts to provide such information timely in order to prevent late filing.

EXHIBIT 19.1

PennyMac Mortgage Investment Trust - Policy Against Insider Trading

Trading Procedures:

The following restrictions apply when trading in securities of the Trust or PFSI:

(i)
No Covered Person may purchase or sell securities of the Trust or PFSI while in possession of material, nonpublic information.
(ii)
No member of the Insider Group (as defined below) may purchase or sell securities of the Trust or PFSI during a Blackout Period (as defined below).
(iii)
No member of the Insider Group (as defined below) may purchase or sell securities of the Trust at any time without obtaining pre-clearance approval of the CLO, or the CLO’s designee.

The restrictions on trading set forth immediately above in clauses (i), (ii) and (iii) do not apply to sales of securities of the Trust or PFSI made (a) pursuant to an effective Rule 10b5-1 trading plan (pre-set qualified arrangements with a broker which removes the investment decision from the Covered Person) or (b) pursuant to a “sale to cover” or other tax withholding method implemented by the Trust or PFSI, as applicable, in order to pay all or a portion of the taxes then due upon the full or partial vesting of an Award (as defined in the Plans) under the Plans or any other Trust or PFSI equity incentive plan. Rule 10b5-1 trading plans may only be entered into, and such elections under the Plans may only be made, at a time when you are not in possession of material, nonpublic information about the Trust and are otherwise able to trade in securities of the Trust.

D.
When do “Blackout Periods” generally occur?

Blackout Periods begin on the last day of each fiscal quarter and will generally end at the close of business on the first business day following the quarterly earnings release. As a general rule, members of the Insider Group (as defined below) are not permitted to trade in securities of the Trust during a Blackout Period. Unless the CLO, or the CLO’s designee, extends a Blackout Period, any member of the Insider Group may purchase or sell securities of the Trust on the second business day following a quarterly earnings release, provided such individual is not in possession of material, nonpublic information. The duration of a Blackout Period may change from time to time depending on the current facts and circumstances as determined by the CLO, or the CLO’s designee, and a special Blackout Period may also be imposed at any other time during a year.

EXHIBIT 19.1

PennyMac Mortgage Investment Trust - Policy Against Insider Trading

E.
Who must obtain approval of the CLO, or the CLO’s designee, prior to effecting any transactions in securities of the Trust or PFSI?

All members of the Insider Group are required to obtain pre-clearance approval prior to effecting any transactions in securities of the Trust or PFSI, including the gifting of securities of the Trust or PFSI to a family member, charitable organization or any other person (including a transfer to a family trust). The Insider Group is comprised of those individuals who regularly become aware of material, nonpublic information from time to time, and is defined to include the following:

•
All members of the Board of Trustees of the Trust;
•
All executive officers of the Trust; and
•
Certain other Covered Persons who regularly become aware of material, nonpublic information from time to time.

A current list of the members of the Insider Group (subject to change from time to time in accordance with the foregoing and as approved by the Chief Financial Officer and/or the CLO), is on file with the CLO. Updates to the Insider Group shall be regularly communicated to the HR Compensation team and the outside brokerage firm engaged by the Trust to support the equity administration of the Plans.

F.
What are the procedures for obtaining pre-clearance of transactions?

All transaction pre-clearances must be requested and obtained, in each case in writing, from the CLO, or the CLO’s designee, by submitting a written request through the Trust’s online portal, or such other means established by the Trust from time to time. In the case of non-employee trustees, transaction pre-clearance must be requested and obtained, in each case in writing, by submitting an email to the CLO, or the CLO’s designee.

All transaction pre-clearance requests must be submitted in advance of the proposed transaction. The CLO and the CLO’s designees are under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks transaction pre-clearance and permission to engage in such transaction is denied, then he or she must refrain from initiating any transaction in securities of the Trust or PFSI, as applicable, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be in possession of any material, nonpublic information about the Trust or PFSI, as applicable, and, in connection with such request, affirmatively disclose to the CLO, or the CLO’s designee, that he or she is not in possession of any such material, nonpublic information.

All transaction pre-clearance approvals will remain effective only through the close of the market on the first business day following such approval by the CLO, or the CLO’s designee.